Exhibit (a)(5)(iii)

MCI Capital, LC Waives Minimum Condition of Cash Tender Offer for Ordinary Shares of Atento S.A.; Extends Expiration Date

IOWA CITY, Iowa, Jan. 03, 2023 (Globe Newswire) – MCI Capital, LC (“MCI”), a wholly-owned subsidiary of MCI, LC, announced today that it is extending the offer period for its previously announced cash tender offer to purchase up to 1,525,000 ordinary shares of Atento S.A. (NYSE:ATTO) (“Atento”) at a purchase price of $5.00 per share until 5:00 p.m., New York City time, on January 9, 2023. The tender offer was previously scheduled to expire at 5:00 p.m., New York City time, on December 30, 2022. The offer is now extended to the fifth business day after its previously scheduled expiration. The depositary for the tender offer has advised that, as of 5:00 p.m. on December 30, 2022, a total of 561,277 ordinary shares of Atento, S.A.  were validly tendered into the offer and not withdrawn, including 21,474 shares tendered under the offer’s notice of guarantee provision.

MCI has waived the minimum condition of the offer, which conditioned the offer on the tender of 775,000 shares validly tendered and not withdrawn. As previously announced, if more than 1,525,000 shares are tendered in the tender offer, then, subject to the terms and conditions of the tender offer, MCI will purchase shares from shareholders who properly tender shares on a pro rata basis based on the aggregate number of shares tendered.

Tenders of the shares in the tender offer must be made prior to its expiration and may be withdrawn at any time prior to the expiration in accordance with the terms described in the offer documents.

Important Information About the Tender Offer

This press release does not constitute an offer to buy or solicitation of an offer to sell any ordinary shares of Atento or any other securities. This press release is for informational purposes only. MCI has filed with the SEC a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, which set forth in detail the terms of the tender offer, and Atento filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY ATENTO'S SHAREHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Atento shareholders are able to obtain the Tender Offer Statement and other filed documents for free at the SEC’s website at www.sec.gov. Atento shareholders may also obtain free copies of the tender offer materials by contacting the Information Agent, MacKenzie Partners, Inc., at tenderoffer@mackenziepartners.com or by phone toll free at (800) 322-2885.

About MCI: MCI, LC is a holding company for multiple operating companies that provide a diverse set of tech-enabled business process outsourcing (BPO) and customer experience (CX) technology services. MCI Capital, LC is a wholly-owned subsidiary of MCI, LC.

Driving modernization through digitalization, MCI ensures clients do more for less. MCI is the holding company for a diverse lineup of tech-enabled business services operating companies. MCI organically grows, acquires and operates companies that have a synergistic products and services portfolios, including but not limited to Automated Contact Center Solutions (ACCS), customer contact management, IT Services (IT Schedule 70), Cloud Hosting, Temporary and Administrative Professional Staffing (TAPS Schedule 736), Business Process Management (BPM), Business Process Outsourcing (BPO), Claims Processing, Collections, Customer Experience Provider (CXP), Customer Service, Digital Experience Provider (DXP), Account Receivables Management (ARM), Application Software Development, Managed Services, Voice Over Internet Protocol (VoIP), and Technology Services, to mid-market, Federal & enterprise partners.

MCI now employs almost 5,000 talented individuals with 300+ diverse Global client partners across the following MCI brands: GravisApps, Gravis Marketing, Mass Markets, MCI BPO, MCI Federal Services (MFS), Teletechnology, The Sydney Call Center, OnBrand24, and Valor Intelligent Processing (VIP).

MCI's and its subsidiaries had previously made Inc. Magazine's List of Fastest-Growing Companies 18 times, respectively.

MCI has customer contact management centers, IT services, and business process outsourcing service delivery in the USA, Canada, Asia, Mexico, and Central America. MCI provides products and services under the following NAICS Codes: 511210 Software Publishers, 518210 Data Processing, Hosting, and Related Services, 519190 All Other Information Services, 524291 Claims Adjusting, 541511 Custom Computer Programming Services, 541512 Computer Systems Design Services, 541519 Other Computer Related Services, 541519 Information Technology and Value Added Resellers, 541611 Administrative Management and General Management Consulting Services, 541613 Marketing Consulting Services, 541690 Other Scientific and Technical Consulting Services, 541990 All Other Professional, Scientific, and Technical Services, 561110 Office Administrative Services, 561320 Temporary Help Services, 561330 Professional Employer Organizations, 561421 Telephone Answering Services, 561422 Telemarketing Bureaus and Other Contact Centers, 561431 Private Mail Centers, 561440 Collection Agencies, 561499 All Other Business Support Services, 561990 All Other Support Services, 611430 Professional and Management Development Training. Find out more at www.mci.world

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Risks and uncertainties include, but are not limited to, those relating to the tender offer described in this press release, including that the conditions to closing the tender offer may not be satisfied or, to the extent permitted by applicable law, may be waived by MCI in its sole discretion, uncertainties as to the number of shares that will be tendered and purchased in the tender offer, and risks relating to the market price and liquidity of Atento’s ordinary shares. Reference is also made to the risks and uncertainties relating to the business, operations, affairs, results, and financial condition of Atento detailed in reports filed by Atento with the SEC, including its Annual Report on Form 20-F for the year ended December 31, 2021 (including the “Risk Factors” section thereof), which may be viewed on the SEC's website at www.sec.gov. MCI cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition, past performance may not be indicative of future results.